                                                              Exhibit 23.1

                        Consent of Independent Auditors


We consent to the incorporation by reference in this Form 8-K of Omnicare, Inc.; in the Registration Statements on Form S-3 Nos. 333-01203, 33-81644, 33-83752, 33-59689, 33-62975, 333-07695, 333-00635 and 333-33279 and
related Prospectus of Omnicare, Inc.; in the Registration Statements on Form S-8 Nos. 2-78161, 33-34635, 33-48209, 33-88856 and 333-02667 of Omnicare, Inc.; and
in the Registration Statement on Form S-4 of Omnicare, Inc., of our report dated March 19, 1997 with respect to the consolidated financial statements and schedule of American Medserve Corporation included in its Form 10-K for the year ended December 31, 1996 filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP

Chicago, Illinois
September 19, 1997